                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ______)*


                    Stewart Information Services Corporation
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $1.00 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    86037210
- --------------------------------------------------------------------------------
                                 (CUSIP Number)

      Check the following box if a fee is being paid with this statement [ X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

 CUSIP NO.    86037210


1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
   Persons

   V. Prem Watsa
   ___________________________________________________________________
   (No S.S. or I.R.S. Identification Nos.)


 2) Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (b)  X  . . . . . . . . . . . . . . . .


 3) SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


 4) Citizenship or Place of Organization   Canada

Number of Shares          (5)  Sole Voting Power         -0-
Beneficially Owned
by Each Reporting         (6)  Shared Voting Power       478,563
Person With
                          (7)  Sole Dispositive Power    -0-

                          (8)  Shared Dispositive Power  478,563

 9) Aggregate Amount Beneficially Owned by Each Reporting Person   478,563


10) Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions) . . . . . . . . . . . . . . . . . .


11) Percent of Class Represented by Amount in Row 9  7.7%

12) Type of Reporting Person (See Instructions)  IN (Canadian)


                                      2(a)

 CUSIP NO.    86037210


1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
   Persons

   The Sixty Two Investment Company Limited
   ___________________________________________________________________
   (No S.S. or I.R.S. Identification Nos.)


 2) Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (b)  X  . . . . . . . . . . . . . . . .


 3) SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


 4) Citizenship or Place of Organization   British Columbia, Canada

Number of Shares          (5)  Sole Voting Power         -0-
Beneficially Owned
by Each Reporting         (6)  Shared Voting Power       478,563
Person With
                          (7)  Sole Dispositive Power    -0-

                          (8)  Shared Dispositive Power  478,563

 9) Aggregate Amount Beneficially Owned by Each Reporting Person   478,563


10) Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions) . . . . . . . . . . . . . . . . . .


11) Percent of Class Represented by Amount in Row 9  7.7%

12) Type of Reporting Person (See Instructions)  CO (Canadian)


                                      2(b)

 CUSIP NO.    86037210


1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
   Persons

   810679 Ontario Ltd.
   ___________________________________________________________________
   (No S.S. or I.R.S. Identification Nos.)


 2) Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (b)  X  . . . . . . . . . . . . . . . .


 3) SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


 4) Citizenship or Place of Organization   Ontario, Canada

Number of Shares          (5)  Sole Voting Power         -0-
Beneficially Owned
by Each Reporting         (6)  Shared Voting Power       478,563
Person With
                          (7)  Sole Dispositive Power    -0-

                          (8)  Shared Dispositive Power  478,563

 9) Aggregate Amount Beneficially Owned by Each Reporting Person   478,563


10) Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions) . . . . . . . . . . . . . . . . . .


11) Percent of Class Represented by Amount in Row 9  7.7%

12) Type of Reporting Person (See Instructions)  CO (Canadian)


                                      2(c)

 CUSIP NO.    86037210


1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
   Persons

  Fairfax Financial Holdings Limited
  ____________________________________________________________________
  (No S.S. or I.R.S. Identification Nos.)


 2) Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (b)  X  . . . . . . . . . . . . . . . .


 3) SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


 4) Citizenship or Place of Organization   Canada

Number of Shares          (5)  Sole Voting Power         -0-
Beneficially Owned
by Each Reporting         (6)  Shared Voting Power       478,563
Person With
                          (7)  Sole Dispositive Power    -0-

                          (8)  Shared Dispositive Power  478,563

 9) Aggregate Amount Beneficially Owned by Each Reporting Person   478,563


10) Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions) . . . . . . . . . . . . . . . . . .


11) Percent of Class Represented by Amount in Row 9  7.7%

12) Type of Reporting Person (See Instructions)  HC (Canadian)


                                      2(d)

 CUSIP NO.    86037210


1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
   Persons

   Hamblin Watsa Investment Counsel Ltd.
   ___________________________________________________________________
   (No S.S. or I.R.S. Identification Nos.)


 2) Check the Appropriate Box if a Member of a Group (See Instructions)

    (a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (b)  X  . . . . . . . . . . . . . . . .


 3) SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


 4) Citizenship or Place of Organization   Canada

Number of Shares          (5)  Sole Voting Power         -0-
Beneficially Owned
by Each Reporting         (6)  Shared Voting Power       478,563
Person With
                          (7)  Sole Dispositive Power    -0-

                          (8)  Shared Dispositive Power  478,563

 9) Aggregate Amount Beneficially Owned by Each Reporting Person   478,563


10) Check if the Aggregate Amount in Row (9) Excludes Certain
    Shares (See Instructions) . . . . . . . . . . . . . . . . . .


11) Percent of Class Represented by Amount in Row 9  7.7%

12) Type of Reporting Person (See Instructions)  CO and IA (Canadian)


                                      2(e)

                                   ITEM 1(A)

Name of Issuer:                    Stewart Information Services Corporation

                                   ITEM 1(B)

Address of Issuer's Principal Executive Offices:     2200 West Loop South,
                                                     Houston, Texas  77027


                                   ITEM 2(A)

Names of Persons Filing:      V. Prem Watsa, The Sixty Two Investment Company
Limited, 810679 Ontario Ltd., Fairfax Financial Holdings Limited and Hamblin Watsa Investment Counsel Ltd.*

                                   ITEM 2(B)

Address of Principal Business Office or, if none, Residence:
95 Wellington Street West, Suite 802, Toronto, Ontario, Canada   M5J 2N7

                                   ITEM 2(C)

Citizenship:    Canada

                                   ITEM 2(D)

Title of Class of Securities:    Common Shares

                                   ITEM 2(E)

CUSIP Number:                     86037210

                                    ITEM 3

If this statement is filed pursuant to Rule 13d-1(b), check whether the person filing is a:

        (a)     [    ]   Broker or Dealer registered under Section 15 of the Act
        (b)     [    ]   Bank as defined in Section 3(a)(6) of the Act
        (c)     [    ]   Insurance Company as defined in Section 3(a)(19) of
                         the Act
        (d)     [    ]   Investment Company registered under Section 8 of the
                         Investment Company Act

__________________________________

        *Note: Mr. Watsa, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. and Hamblin Watsa Investment Counsel Ltd. are filing this Schedule 13G pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax Financial Holdings Limited.

         (e)     [ X ]    Investment Adviser* registered under Section 203 of
                          the Investment Advisers Act of 1940
         (f)     [    ]   Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see Section
                          240.13d-1(b)(1)(ii)(F)
         (g)     [ X ]    Parent Holding Company, in accordance with Section
                          240.13d-1(b)(ii)(G)  (Note: Item 7)
         (h)     [    ]   Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(H)

                                     ITEM 4

Ownership.
- ----------
         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)     Amount Beneficially Owned:
                 478,563


         (b)     Percent of Class:
                 7.7%

         (c)     Number of shares as to which such person has:
                 (i)    sole power to vote or to direct the vote     -0-
                 (ii    shared power to vote or to direct the vote   478,563
                 (iii)  sole power to dispose or to direct the
                        disposition                                  -0-
                 (iv)   shared power to dispose or to direct the
                        disposition of                               478,563*

                                     ITEM 5

Ownership of Five Percent or Less of a Class.
- ---------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following [   ].

                                    ITEM 6
__________________________________

     *   Note:   The filing of this Schedule 13G and the statements therein shall not be construed as an admission that Mr. Watsa, The
                 Sixty Two Investment Company Limited, 810679 Ontario Ltd. or
                 Fairfax Financial Holdings Limited are for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 the beneficial owners of the Issuer's Common Stock or have any pecuniary interest therein.

Ownership of More than Five Percent on Behalf of Another Person.
- ----------------------------------------------------------------

         Not applicable.*
                                     ITEM 7

Identification Classification of Subsidiary Which Acquired the Security Being
- -----------------------------------------------------------------------------
Reported on By the Parent Holding Company.
- ------------------------------------------

         Mr. Watsa, directly, and indirectly through The Sixty Two Investment Company Limited and 810679 Ontario Ltd., owns the controlling equity voting interest of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax is filing this Schedule 13G on behalf of two of Fairfax's subsidiary corporations, (1) Markel Insurance Company of Canada ("Markel") which owns 88,050 shares of the Issuer's Common Stock and (2) Hamblin Watsa Investment Counsel Ltd., a Canadian investment adviser ("Hamblin"). Hamblin, through its investment advisory agreements with clients outside the Fairfax group, as well as with Markel, shares the power to vote, and the power to dispose of, 478,563 shares of the Issuer's Common Stock. Exhibit A attached hereto states the identity and Item 3 classification of Markel and Hamblin.

                                     ITEM 8

Identification and Classification of Members of the Group.
- ----------------------------------------------------------

         Not applicable.
                                     ITEM 9

Notice of Dissolution of Group.
- -------------------------------

         Not applicable.

                                    ITEM 10

Certification.
- --------------

         By signing below I certify that, to the best and my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
__________________________________

     * See Item 7. Among the clients of Hamblin Watsa Investment Counsel Ltd. with whom Hamblin Watsa shares the power to vote and to dispose of the Issuer's Common Stock is Markel Corporation, an unrelated Virginia corporation, which beneficially owns 349,350 shares or 5.7% of the Issuer's Common Stock.

                                    Date:    February 8, 1995

                                        V.P. Watsa
                                        ------------------------------------
                                        Signature

                                        V. Prem Watsa
                                        ------------------------------------
                                        Name

                                    THE SIXTY TWO INVESTMENT COMPANY
                                    LIMITED

                                    By: V.P. Watsa
                                        -------------------------------------
                                        Signature

                                        V. Prem Watsa, President
                                        -------------------------------------
                                        Name / Title




                                    810679 ONTARIO LTD.

                                    By: V.P. Watsa
                                        --------------------------------------
                                        Signature

                                        V. Prem Watsa, President
                                        --------------------------------------
                                        Name / Title

                                    FAIRFAX FINANCIAL HOLDINGS LIMITED

                                    By: Eric P. Salsberg
                                        ---------------------------------------
                                         Signature

                                        Eric P. Salsberg, V.P. Corporate Affairs
                                        ----------------------------------------
                                        Name / Title

                                    HAMBLIN WATSA INVESTMENT COUNSEL LTD.

                                    By: A.F. Hamblin
                                        ----------------------------------------
                                        Signature

                                        A.F. Hamblin, President
                                        ----------------------------------------
                                        Name / Title

                                   EXHIBIT A

                            TO SCHEDULE 13G FILED BY
                 FAIRFAX FINANCIAL HOLDINGS LIMITED AND OTHERS



Relevant Subsidiary                                Item 3 Classification
- -------------------                                ---------------------

Markel Insurance Company
of Canada                                          (c)  Insurance Company


Hamblin Watsa Investment
Counsel Ltd.                                       (e)  Investment Advisor